UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2021

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36401	39-1975614
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1475 West 9000, Suite A West Jordan, Utah	84088
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (801) 566-6681

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.01 par value	SPWH	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act: ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2021, the Board of Directors of Sportsman’s Warehouse Holdings, Inc. (the “Company”) appointed Jeff White as Vice President of Finance, Chief Accounting Officer and Interim Chief Financial Officer of the Company, effective September 26, 2021. Mr. White will perform the functions of the Company’s principal accounting officer and principal financial officer. Mr. White was also appointed to serve as the Company’s Secretary.

Mr. White, 36, has served as the Company’s Senior Director, Finance and Accounting since August 2016. Prior to his time at the Company, Mr. White served as Manager at KPMG LLP from August 2011 to August 2016.

In connection with his appointment as Vice President of Finance, Chief Accounting Officer, Interim Chief Financial Officer and Secretary, Mr. White will receive an annual base salary of $260,000 and will have a target bonus level of 35% of his base salary. In addition, Mr. White was granted an award of 75,000 restricted stock units under the Company’s 2019 Performance Incentive Plan. Such restricted stock units will vest in three substantially equal installments on the first, second and third anniversaries of the grant date, subject to Mr. White’s continued employment with the Company, or if earlier, will vest in full upon a change in control of the Company. In addition, Mr. White will receive a total retention bonus opportunity of $150,000, with 50% of such bonus opportunity scheduled to vest on the closing of the proposed merger with Great Outdoors Group, LLC (the “Closing”) and 50% on the first anniversary of the Closing. Mr. White will also be eligible to participate in the Company’s benefit plans generally made available to the executives of the Company.

In connection with Mr. White’s appointment, the Company entered into a severance agreement (the “Agreement”) with Mr. White. The Agreement provides that Mr. White’s employment may be terminated by the Company or by Mr. White for any reason at any time, with or without notice. In the event Mr. White’s employment is terminated by the Company without “Gross Misconduct,” or by Mr. White for “Good Reason” (as these terms are defined in the Agreement), Mr. White will be entitled to receive, subject to providing a release of claims to the Company, (i) continued payment of his base salary (as severance pay) for twelve months following such termination of employment, (ii) a pro-rated portion of his target annual bonus for the year in which such termination of employment occurs, (iii) reimbursement for COBRA premiums for up to twelve months, and (iv) accelerated vesting of any equity awards granted to him by the Company if such termination of employment occurs on or after a “Change of Control” (as defined in the Agreement), to the extent such awards are outstanding and unvested immediately prior to such termination of employment.

The Agreement also includes confidentiality, non-compete, and non-solicitation covenants in favor of the Company.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Company also intends to enter into a customary indemnification agreement with Mr. White, the form of which is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 8, 2019.

There are no arrangements or understandings between Mr. White and any other persons pursuant to which he was selected as an officer of the Company. There are also no family relationships between Mr. White and any director or executive officer of the Company and Mr. White has no direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Severance Agreement, dated September 26, 2021, between Sportsman’s Warehouse Holdings, Inc. and Jeff White
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

By:	/s/ Jon Barker
Name:	Jon Barker
Title:	President and Chief Executive Officer

Date: September 28, 2021